Exhibit 5.1

July 28, 2025
Occidental Petroleum Corporation
Up to 31,990,880 Shares of Common Stock
Ladies and Gentlemen:
We have acted as counsel for Occidental Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of up to 31,990,880 shares of the Company’s common stock, par value $0.20 (the “Shares”), by way of warrants to purchase the Shares issued pursuant to the Warrant Agreement, dated July 24, 2020, between the Company and Equiniti Trust Company, LLC, as Warrant Agent (the “Warrant Agreement”).
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) the resolutions adopted by the Board of Directors of the Company on June 23, 2020; (d) the resolutions adopted by the Pricing Committee of the Board of Directors of the Company on June 26, 2020; (e) the resolutions adopted by the Compensation Committee on July 30, 2020; (f) the Warrant Agreement; and (g) the Registration Statement on Form S-3 (Registration No. 333-288999) filed with the Securities and Exchange Commission (the “Commission”) on July 28, 2025 (the “Registration Statement”) with respect to registration under the Securities Act of 1933 (the “Securities Act”), of an unlimited aggregate amount of various securities of the Company, to be issued from time to time by the Company.
In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company.

NEW YORK	LONDON	WASHINGTON, D.C.	CRAVATH, SWAINE & MOORE LLP
Two Manhattan West	100 Cheapside	1601 K Street NW
375 Ninth Avenue	London, EC2V 6DT	Washington, D.C. 20006
New York, NY 10001	T+44-20-7453-1000	T+1-202-869-7700
T+1-212-474-1000	F+44-20-7860-1150	F+1-202-869-7600
F+1-212-474-3700

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable.
We are admitted to practice in the State of New York, and express no opinion as to matters governed by any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement.  We also consent to the reference to our firm under the caption “Validity of Securities” in the Prospectus Supplement, dated July 28, 2025, constituting part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, TX 77046
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